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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

    Vastera, Ltd., a company organized under the laws of the United Kingdom

    Vastera Solution Services Corporation, a Delaware corporation

    Vastera International Corporation, a Delaware corporation

    Vastera Acquisition Corporation, a Delaware corporation